Exhibit 99.1

DATE: July 1, 2010

FROM:
Broadview Institute, Inc.
8089 Globe Drive
Woodbury, MN 55125

Kenneth J. McCarthy
Chief Financial Officer
(651) 332-8010

FOR IMMEDIATE RELEASE

Broadview Institute, Inc. Announces 4th Quarter and Fiscal Year-End Results

MINNEAPOLIS, July 1 – Broadview Institute, Inc. (OTC Bulletin Board – BVII) today reported revenues for the fourth quarter ended March 31, 2010 of $5,339,994 versus $3,570,879 reported for the same period last year. The Company posted net income of $719,274 or $0.09 per basic and $0.08 per diluted common share, versus net income of $171,574, or $0.02 per basic and diluted common share, for the same period last year.

Revenues for the twelve months ended March 31, 2010 totaled $19,041,087 versus $12,423,495 for the same period last year. Net income for the twelve months ended March 31, 2010 totaled $2,035,155 or $0.25 per basic and $0.23 per diluted common share, as compared to $298,315, or $0.03 per basic and diluted common share for the same period in the previous year.

“As expected, we are pleased to report another solid quarter and much improved fiscal year earnings when compared to the previous year.” commented Terry Myhre, the Company’s Chairman. “We believe these financial results and our current financial condition support our commitment to our organic growth model.

“This is an exciting time for our company”, Myhre continued. “Most notably, we are pleased to announce:

•	We have changed the name of our schools to Broadview University for all our residential locations and online programs;

•	Broadview University will open a new branch campus in Salt Lake City, Utah during October 2010;

•	The Salt Lake City campus will be offering four new Bachelor of Fine Arts programs in sequential imaging, graphic design, game art and entertainment design;

•	Broadview University will begin offering our first graduate degree, a Master of Science in Management with emphases in information technology, healthcare management and management leadership;

•	Broadview University is planning to open an additional branch campus in the Boise, Idaho market during calendar year 2011.”

Condensed Consolidated Statements of Income Data

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

REVENUES	$5,339,994	$3,570,879	$19,041,087	$12,423,495

OPERATING EXPENSES
Educational services and facilities	3,113,583	2,491,182	11,742,192	8,870,888
Selling, general and administrative expenses	1,048,264	805,138	4,033,786	3,135,703

TOTAL OPERATING EXPENSES	4,161,847	3,296,320	15,775,978	12,006,591

OPERATING INCOME	1,178,147	274,559	3,265,109	416,904

OTHER INCOME	7,325	5,588	24,816	37,985

INCOME BEFORE TAXES	1,185,472	280,147	3,289,925	454,889

INCOME TAX EXPENSE	466,198	108,573	1,254,770	156,574

NET INCOME	$719,274	$171,574	$2,035,155	$298,315

INCOME PER COMMON SHARE:
BASIC:	$0.09	$0.02	$0.25	$0.03

DILUTED:	$0.08	$0.02	$0.23	$0.03

Condensed Consolidated Balance Sheets

	March 31,	March 31,
	2010	2009

Current Assets	$6,591,367	$3,603,064
Total Assets	8,876,540	6,313,861
Current Liabilities	1,027,118	748,042
Total Liabilities	1,309,683	979,659
Stockholders’ Equity	7,566,857	5,334,202

ABOUT BROADVIEW INSTITUTE

Broadview Institute, Inc. offers private career-focused post-secondary education services through its wholly-owned subsidiary, C Square Educational Enterprises, Inc. (d/b/a Broadview University). Broadview University has campuses located in the Utah cities of West Jordan, Layton, and Orem, and will be opening a branch campus in Salt Lake City, Utah in October 2010.

Broadview University delivers its career-focused education to students through traditional classroom settings as well as through online instruction. Broadview University is accredited by the Accrediting Council for Independent Colleges and Schools to award diplomas, Associate of Applied Science, Bachelor of Science and Bachelor of Fine Arts degrees for multiple business and healthcare careers, and a Masters of Science degree in management.

The Company is publicly traded on the OTC Bulletin Board under the trading symbol BVII.

For additional information, please contact:	Kenneth J. McCarthy Chief Financial Officer (651) 332-8010 (phone) kmccarthy@globeuniversity.edu

Cautionary Statements

Certain statements contained in this release, in filings made with the Securities Exchange Commission (SEC), and other written and oral statements made from time to time by the Company that are not statements of historical or current facts should be considered forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “should,” “will,” “forecast,” and similar words or expression. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include those risks described from time to time in our reports to the SEC (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

Factors that could cause actual results to materially differ from those discussed in the forward looking statements include, but are not limited to, those described in “Item 1A – Risk Factors” included in the Company’s Annual Report on Form 10-K . The performance of our business and our securities may be adversely affected by these factors and by other factors common to other business and investments, or to the general economy. For further information regarding risks and uncertainties associated with Broadview Institute’s business, please refer to Broadview Institute’s SEC filings, including, but not limited to, its Annual Report on Form 10-K, quarterly reports on Form 10-Q and required reports on Form 8-K, copies of which may be obtained by contacting Broadview Institute at (651) 332-8010.

All information in this release is as of July 1, 2010. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.